Houston Wire & Cable Company Reports Results for the Quarter Ended December 31, 2014

Record Metals-Adjusted Full Year Sales

HOUSTON, TX -- (Marketwired - March 12, 2015) - Houston Wire & Cable Company (NASDAQ: HWCC) (the "Company") announced operating results for the fourth quarter and year ended December 31, 2014.

Selected quarterly results were:

  Sales of $89.5 million
  Net income of $3.7 million
  Diluted EPS of $0.21
  Paid a dividend of $0.12 cents per share on November 28, 2014

Selected highlights for 2014:

  Net income of $15.0 million
  Diluted EPS of $0.85
  Declared dividends totaling $0.47 cents per share
  Repurchased 545,000 shares, 3% of outstanding shares

Fourth Quarter Summary
Jim Pokluda, President and Chief Executive Officer commented, "While we were pleased with the fourth quarter net income increase, which was up 16.5% over 2013 and 4% sequentially, we were disappointed that reduced demand from infrastructure and certain industrial markets, including oil and gas, delivered lower than expected results on the top line. Activity in Q4 slowed in most of the regions, primarily due to unfavorable economic conditions which were more pronounced towards the end of the quarter. As a result, total sales declined 5%, or approximately 2% on a metals-adjusted basis. Maintenance, Repair and Operations (MRO) sales fell 4% or approximately 1% on a metals-adjusted basis, while project sales decreased approximately 11%, or 8% on a metals-adjusted basis."

Gross margin at 23.1% increased 130 basis points from the fourth quarter of 2013. We estimate that approximately 50 basis points resulted from reduced customer sales incentives due to lower sales volume in Q4 2014, with the balance due to reduced project business, and vendor rebates which slightly exceeded our estimates. Operating expenses at $14.5 million fell 4.7% or $0.7 million from Q4 2013. Pokluda commented, "I was very pleased to see the decrease in our operating expenses, which we have worked hard to reduce over the past year. Q4's results indicate that our cost savings and expense management initiatives are working."

Interest expense of $0.3 million was higher than the $0.2 million amount in the prior year period. Average debt levels increased by 16.6% from $46.3 million in 2013 to $54.0 million in 2014, and the effective interest rate increased from 1.9% in 2013 to 2.2% in 2014. The effective tax rate for the quarter of 37.9% was down from the 2013 tax rate of 39.1% due to lower state tax rates in 2014.

Net income of $3.7 million increased 16.5% from the fourth quarter of 2013. Diluted earnings per share were $0.21 compared to $0.18 in the prior year quarter.

Twelve month summary
Sales for the year were $390.0 million, up approximately 2% from 2013 and up over 4% when adjusted for the negative impact in the price of metals. Metals-adjusted 2014 full year sales, when compared to all prior years' metals adjusted sales, was also at a record level. We estimate that MRO sales increased 1%, while project sales increased 9%, on a metals-adjusted basis. Mr. Pokluda commented, "The team worked very hard in 2014 and drove solid improvements in several areas of our business. Despite difficult headwinds from an inconsistently performing industrial economy, metals deflation, and the late year negative impact from the decrease in the price of oil, we successfully increased revenue, contained expenses, grew net income (even when adjusted for the goodwill impairment charge in 2013) and continued our practice of returning earnings to shareholders through dividends and share repurchases."

Gross margin at 22.0% was down 10 basis points from the 2013 period. "Considering the competitiveness of the marketplace and the continual reduction in the price of copper throughout the year, I believe the team has performed well with its ability to maintain gross margin," said Mr. Pokluda.

Operating expenses increased 0.9% from the 2013 amount, excluding the impact of the $7.6 million goodwill impairment charge in 2013, primarily due to increased costs of the distribution network, including the addition of two new operating locations; higher commissions resulting from increased sales; and bonuses. These increases were partially offset by lower benefit and employee related expenses and salaries, as the full-time employee headcount decreased. Mr. Pokluda further commented, "We have worked diligently over the past year to reduce our operating expenses and we believe we have laid the foundation for an efficient expense structure as we go into 2015."

Interest expense of $1.2 million was higher than the prior year's $1.0 million as average debt levels increased by 16.2% from $47.8 million in 2013 to $55.6 million in 2014 and interest rates increased from 1.9% to 2.1%. The full year effective tax rate of 38.3% was consistent with the rates in the first three quarters and our historical rates.

Net income for 2014 was $15.0 million, up 2.6% from the $14.6 million (excluding the goodwill impairment charge) attained in 2013.

Conference Call
The Company will host a conference call to discuss fourth quarter results on Thursday, March 12, 2015 at 10:00 a.m., C.T. Hosting the call will be James Pokluda, President and Chief Executive Officer, and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company's website www.houwire.com.

Approximately two hours after the completion of the live call, a telephone replay will be available until March 19, 2015.

Replay, Toll-Free #: 855-859-2056
Replay, Toll #: 404-537-3406
Conference ID # 97658691

About the Company

With over 39 years of experience in the industry, Houston Wire & Cable Company is one of the largest providers of wire and cable in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the nation.

Standard stock items available for immediate delivery include: continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables, primary and secondary aluminum distribution cables, private branded products, including LifeGuard™, a low-smoke, zero-halogen cable, mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings. Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

Forward-Looking Statements
This release contains comments concerning management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company's Annual Report on Form 10-K and other documents filed with the SEC. These documents are available under the Investor Relations section of the Company's website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

                        Houston Wire & Cable Company
                        Consolidated Balance Sheets

                                                         December 31,
                                                   ------------------------
                                                       2014         2013
                                                   -----------  -----------
                                                     (In thousands, except
                                                          share data)

Assets
Current assets:
  Accounts receivable, net                         $    61,599  $    60,408
  Inventories, net                                      88,958       96,107
  Deferred income taxes                                  3,188        2,591
  Income taxes                                             219          420
  Prepaids                                                 565          762
                                                   -----------  -----------
Total current assets                                   154,529      160,288

Property and equipment, net                              8,954        7,974
Intangible assets, net                                   8,501       10,234
Goodwill                                                17,520       17,520
Other assets                                               309          159
                                                   -----------  -----------
Total assets                                       $   189,813  $   196,175
                                                   ===========  ===========

Liabilities and stockholders' equity
Current liabilities:
  Book overdraft                                   $     3,113  $     4,594
  Trade accounts payable                                 7,993       13,637
  Accrued and other current liabilities                 13,282       18,772
                                                   -----------  -----------
Total current liabilities                               24,388       37,003

Debt                                                    53,847       47,952
Other long-term obligations                                 96           97
Deferred income taxes                                      175          429
                                                   -----------  -----------
Total liabilities                                       78,506       85,481
                                                   -----------  -----------

Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000
   shares authorized, none issued and outstanding           --           --
  Common stock, $0.001 par value; 100,000,000
   shares authorized: 20,988,952 shares issued:
   17,508,015 and 17,954,032 shares outstanding at
   December 31, 2014 and 2013, respectively                 21           21
  Additional paid-in capital                            54,871       55,642
  Retained earnings                                    111,233      104,607
  Treasury stock                                       (54,818)     (49,576)
                                                   -----------  -----------
Total stockholders' equity                             111,307      110,694
                                                   -----------  -----------

Total liabilities and stockholders' equity         $   189,813  $   196,175
                                                   ===========  ===========

                        Houston Wire & Cable Company
                      Consolidated Statements of Income

                                Three Months Ended          Year Ended
                                   December 31,            December 31,
                             ----------------------- -----------------------
                                 2014        2013        2014        2013
                             ----------- ----------- ----------- -----------

Sales                        $    89,530 $    94,442 $   390,011 $   383,292
Cost of sales                     68,812      73,809     304,073     298,633
                             ----------- ----------- ----------- -----------
Gross profit                      20,718      20,633      85,938      84,659

Operating expenses:
  Salaries and commissions         7,356       7,558      31,196      30,946
  Other operating expenses        6,4783       6,933      26,400      26,068
  Depreciation and
   amortization                      677         734       2,919       2,978
  Impairment of goodwill              --          --          --       7,562
                             ----------- ----------- ----------- -----------
Total operating expenses          14,511      15,225      60,515      67,554
                             ----------- ----------- ----------- -----------

Operating income                   6,207       5,408      25,423      17,105
Interest expense                     302         239       1,168         992
                             ----------- ----------- ----------- -----------
Income before income taxes         5,905       5,169      24,255      16,113
Income taxes                       2,237       2,020       9,283       8,211
                             ----------- ----------- ----------- -----------
Net income                   $     3,668 $     3,149 $    14,972 $     7,902
                             =========== =========== =========== ===========

Earnings per share:
  Basic                      $      0.21 $      0.18 $      0.85 $      0.44
                             =========== =========== =========== ===========
  Diluted                    $      0.21 $      0.18 $      0.85 $      0.44
                             =========== =========== =========== ===========
Weighted average common
 shares outstanding:
  Basic                       17,407,308  17,837,097  17,605,290  17,805,464
                             =========== =========== =========== ===========
  Diluted                     17,500,014  17,937,992  17,683,931  17,900,372
                             =========== =========== =========== ===========

Dividend declared per share  $      0.12 $      0.11 $      0.47 $      0.42
                             =========== =========== =========== ===========

                        Houston Wire & Cable Company
                   Consolidated Statements of Cash Flows

                                                    Year Ended December 31,
                                                   ------------------------
                                                       2014         2013
                                                   -----------  -----------
                                                       (In thousands)
Operating activities
Net income                                         $    14,972  $     7,902

Adjustments to reconcile net income to net cash
 provided by operating activities:
  Impairment of goodwill                                    --        7,562
  Depreciation and amortization                          2,919        2,978
  Amortization of unearned stock compensation              868          900
  Provision for inventory obsolescence                   1,002          559
  Deferred income taxes                                   (923)      (1,485)
  Other non-cash items                                     (43)         (15)
  Changes in operating assets and liabilities:
    Accounts receivable                                 (1,144)       5,516
    Inventories                                          6,147      (12,004)
    Book overdraft                                      (1,481)       4,594
    Trade accounts payable                              (5,644)       1,307
    Accrued and other current liabilities               (5,616)       3,312
    Income taxes                                           184         (435)
    Other operating activities                              28           54
                                                   -----------  -----------
Net cash provided by operating activities               11,269       20,745

Investing activities
  Expenditures for property and equipment               (2,177)      (3,396)
  Proceeds from disposals of property and
   equipment                                                25            2
                                                   -----------  -----------
Net cash used in investing activities                   (2,152)      (3,394)

Financing activities
  Borrowings on revolver                               405,884      396,724
  Payments on revolver                                (399,989)    (407,360)
  Proceeds from exercise of stock options                  181          492
  Payment of dividends                                  (8,293)      (7,466)
  Excess tax benefit for options                             7           49
  Purchase of treasury stock                            (6,907)         (64)
                                                   -----------  -----------
Net cash used in financing activities                   (9,117)     (17,625)
                                                   -----------  -----------

Net change in cash                                          --         (274)
Cash at beginning of year                                   --          274
                                                   -----------  -----------

Cash at end of year                                $        --  $        --
                                                   ===========  ===========
Supplemental disclosures
  Cash paid during the year for interest           $     1,160  $       998
                                                   ===========  ===========

  Cash paid during the year for income taxes       $    10,029  $    10,236
                                                   ===========  ===========

CONTACT:

Nicol G. Graham
Chief Financial Officer
Direct: 713.609.2125
Fax: 713.609.2168
ngraham@houwire.com